Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-210770 on Form N-2 of our report dated February 28, 2018, relating to the financial statements and financial highlights of BlackRock Health Sciences Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights” in Part I of the Prospectus and “Other Service Providers” in Part II of the Prospectus, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
April 27, 2018